Exhibit 99

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com

Analyst Contact:	Michael M. Moran
Chief of Capital Markets
877-884-5662
Media Contact:	Joal Redmond
Corporate Communications
602-977-3797

FOR IMMEDIATE DISTRIBUTION:

CAPITOL BANCORP ANNOUNCES RECORD FULL YEAR EARNINGS
EXCEEDING $23 MILLION, 40% HIGHER THAN 2002

LANSING, Mich., and PHOENIX, Ariz.: January 30, 2004: Today, Capitol Bancorp Limited (NYSE:CBC) reported record full-year earnings of $23.4 million, a 40 percent increase as compared to 2002. Earnings per share (EPS) for the year reached $1.77 on a diluted basis, a 13 percent increase over 2002, with a like percentage increase in basic EPS at $1.86, as the outstanding share base expanded by 24 percent. Record fourth quarter earnings of $6.3 million represent a 20 percent increase over the $5.2 million recorded in the fourth quarter of 2002, while basic and diluted EPS for the quarter of $0.47 and $0.45, respectively, met consensus estimates and matched the figures posted in last year’s fourth quarter.

Capitol Bancorp’s balance sheet experienced solid double-digit growth during the course of the year. Total assets surpassed $2.7 billion, reflecting a 14 percent increase for the year. Total deposits increased 11 percent year-over-year to $2.3 billion, while total portfolio loans of just under $2.3 billion grew 13 percent in 2003, from approximately $2 billion at year-end 2002.

Commenting on these achievements, Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said, “This has been a terrific year for our organization in terms of financial performance and leveraging growth opportunities. Each quarterly period set records for Capitol in 2003, with our fourth quarter closing the year with unsurpassed levels of earnings and solid asset growth. Beyond the earnings contributions of our affiliated banks, we raised significant additional capital resources to fund future bank development.”

Reid added that Capitol has implemented a disciplined and pragmatic acquisition effort to augment the company’s historically strong organic growth program of de novo bank development. “We opened our 30th affiliate, a de novo bank in Escondido, California, and announced proposed acquisitions in North Carolina and Washington which, upon completion, will give us a banking foothold in two important regions of the country where we have not had a presence previously. This moves us close to our goal of having Capitol affiliated community banks in every major region in the U.S.”

He also said Capitol remains diligently focused on shareholder value. As part of that focus, Capitol listed its shares on the New York Stock Exchange in June. “We believe this is an optimal trading environment for our shareholders because it gives them more flexibility in managing their portfolios.”

Record Quarterly Earnings Performance

Consolidated earnings reached another record quarterly level for Capitol at approximately $6.3 million, up 20 percent when compared to the fourth quarter of 2002.

Net operating revenues totaled a record $35.5 million for the fourth quarter, an increase of 12 percent versus 2002’s comparable period. A stable net interest margin and an expanded earning-asset base helped offset somewhat lower growth of 6 percent in noninterest income largely attributable to a muted mortgage banking environment. Even with Capitol continuing to pursue franchise growth initiatives, including the successful opening of its 30th affiliate (Bank of Escondido) during the quarter, operating leverage maintained its positive trend line. And, while Capitol’s outstanding share base increased 24 percent from approximately 11.3 million shares on December 31, 2002, to more than 14 million shares at year-end 2003, basic and diluted EPS were able to mirror 2002’s fourth quarter figures and meet Wall Street consensus estimates.

Record Operating Results for 2003

Net operating revenues reached a record $135 million for 2003, which represents a 17 percent increase over 2002’s net operating revenues of approximately $116 million. Record earnings of $23.4 million for 2003 reflect 40 percent growth when compared to the $16.7 million of earnings generated in 2002. Capitol reported basic EPS of $1.86 and diluted EPS of $1.77 for the year that were 13 percent ahead of 2002’s comparable period levels of $1.64 and $1.57, respectively.

The record EPS results were achieved despite the aforementioned 24 percent increase in Capitol’s outstanding shares, attributable primarily to the minority interest consolidations of eight affiliates and a successful private placement of common equity during the course of 2003.

Balance Sheet

Capitol’s equity-to-asset ratio grew to 8 percent at the end of 2003 as compared to 6.6 percent at year-end 2002. The total capital-to-asset ratio remains healthy at 12.4 percent, up from nearly 10 percent a year ago, as total capital funds approximated $341 million on the Corporation’s $2.7 billion consolidated balance sheet. This represents a more than $100 million, or 42 percent, increase over capital funds at year-end 2002 and is attributed in large part to four successful equity and trust-preferred offerings in 2003, coupled with the minority interest consolidations at eight Capitol affiliates.

Asset quality remained strong at December 31, 2003. Nonperforming loans decreased during the fourth quarter of 2003 to 1.20 percent of portfolio loans. Annualized consolidated net charge-offs of 0.43 percent for the fourth quarter of 2003 were within the range experienced by the Corporation over the past 12-18 months and demonstrate improvement from the 0.59 percent recorded in the fourth quarter of 2002. The allowance for loan losses at December 31, 2003 approximated 1.40 percent of portfolio loans.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in $1,000s, except share and per share data)

	Three Months Ended			Year Ended
	December 31			December 31

	2003	2002		2003	2002

Condensed statements of operations:
Interest income	$41,859	$40,176		$164,416	$156,454
Interest expense	11,305	13,019		49,490	55,860

Net interest income	30,554	27,157		114,926	100,594
Provision for loan losses	3,253	3,984		9,861	12,676
Noninterest income	4,900	4,607		20,087	14,982
Noninterest expense	22,620	20,389		88,113	77,151
Income before federal income taxes	9,638	7,570		36,254	25,354
Net income	$6,324	$5,249		$23,380	$16,653

Per share data:
Net income — basic	$0.47	$0.47		$1.86	$1.64
Net income — diluted	0.45	0.45		1.77	1.57
Book value at end of period	15.60	13.72		15.60	13.72
Common stock closing price at end of period	$28.40	$23.20		$28.40	$23.20
Common shares outstanding at end of period	14,028,000	11,281,000		14,028,000	11,281,000
Number of shares used to compute:
Basic earnings per share	13,415,000	11,213,000		12,602,000	10,139,000
Diluted earnings per share	14,201,000	11,711,000		13,175,000	10,600,000
	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
	2003	2003	2003	2003	2002
Condensed statements of financial position:
Total assets	$2,737,062	$2,650,690	$2,614,376	$2,540,289	$2,409,288
Portfolio loans	2,247,440	2,136,860	2,083,985	2,052,157	1,991,372
Deposits	2,288,664	2,262,838	2,243,139	2,181,440	2,062,072
Stockholders’ equity	218,897	205,458	179,856	164,471	160,037
Total capital	$340,659	$287,530	$273,892	$257,578	$239,635
Key performance ratios:
Return on average assets	0.94%	0.92%	0.88%	0.86%	0.87%
Return on average equity	12.19%*	12.56%	13.23%	13.10%	14.27%**
Net interest margin	4.93%	4.87%	4.71%	4.71%	4.93%
Efficiency ratio	63.80%	64.21%	66.16%	67.13%	64.19%
Asset quality ratios:
Allowance for loan losses / portfolio loans	1.40%	1.43%	1.42%	1.46%	1.45%
Total nonperforming loans / portfolio loans	1.20%	1.48%	1.28%	1.27%	1.15%
Total nonperforming assets / total assets	1.14%	1.34%	1.22%	1.20%	1.15%
Net charge-offs (annualized) / average portfolio loans	0.43%	0.35%	0.46%	0.16%	0.59%
Allowance for loan losses / nonperforming loans	116.87%	96.16%	110.24%	115.60%	126.49%
Capital ratios:
Shareholders’ equity / total assets	8.00%	7.75%	6.88%	6.47%	6.64%
Total capital / total assets	12.45%	10.85%	10.48%	10.14%	9.95%

*	As adjusted for Arrowhead Community Bank, Goshen Community Bank, Sunrise Bank of Albuquerque and Yuma Community Bank share exchanges consummated effective December 31, 2003.

**	As adjusted for East Valley Community Bank and Detroit Commerce Bank share exchanges consummated effective December 31, 2002. Also adjusted for Nevada Community Bancorp share exchange consummated effective January 17, 2003, as if it occurred December 31, 2002.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects”, “intends”, “believes” and “should” which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

About Capitol Bancorp Limited
Capitol Bancorp Limited is a $2.7 billion community bank development company, with 30 individual bank charters operating in eight states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages, and manages its investments in community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz. The company was named to Fortune magazine’s 100 fastest-growing small public companies in the country in 2003.

Capitol Bancorp’s operations include the following banks and loan production offices (LPO):

Great Lakes Region:
Indiana:
Elkhart Community Bank	Elkhart
Goshen Community Bank	Goshen
Michigan:
Ann Arbor Commerce Bank	Ann Arbor
Brighton Commerce Bank	Brighton
Capitol National Bank	Lansing
Detroit Commerce Bank	Detroit
Grand Haven Bank	Grand Haven
Kent Commerce Bank	Grand Rapids
Macomb Community Bank	Clinton Township
Muskegon Commerce Bank	Muskegon
Oakland Commerce Bank	Farmington Hills
Paragon Bank & Trust	Holland
Portage Commerce Bank	Portage
Southwest Region:
Arizona:
Arrowhead Community Bank	Glendale
Bank of Tucson	Tucson
Camelback Community Bank	Phoenix
East Valley Community Bank	Chandler
Mesa Bank	Mesa
Southern Arizona Community Bank	Tucson
Sunrise Bank of Arizona	Phoenix
Valley First Community Bank	Scottsdale
Yuma Community Bank	Yuma
Nevada:
Bank of Las Vegas	Las Vegas
Black Mountain Community Bank	Henderson
Desert Community Bank	Las Vegas
Red Rock Community Bank	Las Vegas
New Mexico:
Sunrise Bank of Albuquerque	Albuquerque
Texas:
Sunrise Bank — Dallas LPO	Dallas
Sunrise Bank — Houston LPO	Houston
California Region:
Bank of Escondido	Escondido
Napa Community Bank	Napa
Sunrise Bank of San Diego	San Diego
Sunrise Bank — Orange County LPO	Irvine
Southeast Region:
Georgia:
Sunrise Bank — Atlanta LPO	Atlanta